Exhibit 5.2

To: Ally Financial Inc. 200 Renaissance Center Detroit, Michigan 482650-2000

Allen & Overy LLP

Apollolaan 15

1077 AB Amsterdam The Netherlands

PO Box 75440

1070 AK Amsterdam The Netherlands

Temporary address

From 10 January 2011 until the end

of 2011 our visiting address will be:

Barbara Strozzilaan 101

1083 HN Amsterdam The Netherlands

Tel +31 20 674 1000

Fax +31 20 674 1111

Amsterdam,	4 April 2011
Subject	Exchange Offer
Our ref	GWK/LOES/0010023-0014195 AMBA:2693395.3

Dear Sirs, Madam,

1.	We have acted as legal advisers in the Netherlands to Ally Financial Inc (formerly known as GMAC Inc), a Delaware corporation (the Company) in connection with the Company’s offer (the Exchange Offer) to exchange its to be issued 7.500% Senior Guaranteed Notes due 2020 which will be guaranteed by, among others, GMAC International Holdings B.V. (the Dutch Company) (the New Guarantee) for any and all of its outstanding 7.500% Senior Guaranteed Notes due 2020 guaranteed by, among others, the Dutch Company, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the Securities Act), filed with the Securities and Exchange Commission on 18 March 2011 (the Registration Statement).

2.	We have examined:

(a)	a copy of the form of New Guarantee as filed with the Securities and Exchange Commission;

(b)	a certified electronic excerpt of the registration of the Dutch Company in the relevant Trade Register (the Trade Register) dated 1 April 2011 and confirmed by telephone by the Trade Register to be correct on the date hereof (the Excerpt);

(c)	a pdf copy of the articles of association (statuten), of the Dutch Company dated 29 January 2010, which articles of association are, according to the Excerpt, deposited with the Trade Register as being in force on the date hereof (the Articles);

(d)	a pdf copy of a written resolution of the management board (bestuur) of the Dutch Company dated 11 August 2010 including the confirmation that none of the managing directors has a personal conflict of interest within the meaning of section 2:256 of the Dutch Civil Code and including the confirmation that the sole shareholder of the Dutch Company has granted its approval to the resolution (the Board Resolution);

(e)	a confirmation from the Dutch Company, included in the Board Resolution that it does not have a works council (ondernemingsraad) as of the date thereof and will not install a works council in the foreseeable future.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. The term partner or compagnon is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at its Amsterdam office.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Bratislava, Brussels, Bucharest (associated office), Budapest, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo and Warsaw.

We have not examined any other agreement, deed or document entered into by or affecting the Dutch Company or any other corporate records of the Dutch Company and have not made any other inquiry concerning it.

3.	We assume:

(a)	the genuineness of all signatures;

(b)	the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies;

(c)	that the documents referred to in paragraph 2 above (other than the New Guarantee) were at their date, and have through the date hereof remained, accurate and in full force and effect;

(d)	that the centre of main interests (within the meaning of the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May, 2000 (the Regulation)) of the Dutch Company is situated within the Netherlands and that the Dutch Company has not been subjected to any one or more of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Regulation (as amended by Council Regulation (EC) No. 603/2005 of 12 April, 2005) in any EU Member State other than the Netherlands;

(e)	that the Dutch Company has not been dissolved (ontbonden), granted a moratorium (surséance verleend) or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt (b) an online search in the central insolvency register and (c) information obtained by telephone today from the insolvency office (afdeling insolventie) of the court in The Hague);

(f)	that the resolution contained in the documents referred to in paragraph 2, sub-paragraph (d), above has been made with due observance of the provisions of the Articles relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof);

(g)	that no rules (Reglement) in relation to the decision making process of the management board of the Dutch Company as referred to in Article 13 of the Articles have been adopted;

(h)	that the general meeting of shareholders of the Dutch Company has not submitted any resolutions of the management board to its approval pursuant to Article 15.1 of the Articles;

(i)	that the confirmation referred to in paragraph 2, subparagraph (e) is correct;

(j)	that the New Guarantee will be executed in the form presented to us and in compliance with the resolutions referred to in paragraph 2 above;

(k)	that the New Guarantee when executed will constitute legal, valid, binding and enforceable obligations of the Dutch Company in accordance with its terms under the law of the State of New York by which it is expressed to be governed;

(l)	that, insofar as any obligation of the Dutch Company under the New Guarantee falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the laws of the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction;

(m)	that any law, other than Dutch law, which may apply to the New Guarantee (or the transactions contemplated thereby) would not be such as to affect any conclusion stated in this opinion; and

(n)	that the New Guarantee does not secure loans made with a view to the subscription or acquisition by other persons of shares (or depository receipts thereof) in the capital of the Dutch Company or in the capital of an entity of which the Dutch Company is a direct or indirect subsidiary (dochtermaatschappij).

4.	This opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included) excluding tax law (except as specifically referred to herein), and competition or procurement laws.

We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us which would affect the conclusions in this opinion.

This opinion is limited to the New Guarantee and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the New Guarantee.

5.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	Powers and authority

The Dutch Company has the corporate power and authority to enter into and perform the obligations expressed to be assumed by it under the New Guarantee and has taken all necessary corporate action to authorise the execution and delivery of the New Guarantee.

(b)	Application of proper law

The choice of the law of the State of New York as contained in the New Guarantee would be upheld as a valid choice of law by Dutch courts and applied by those courts in proceedings in relation to the New Guarantee as the governing law thereof, except (i) to the extent that any term of the New Guarantee or any provision of the law applicable to the New Guarantee is manifestly incompatible with Dutch public policy and (ii) that mandatory provisions of Dutch law or the laws of another jurisdiction may be given effect by a Dutch court if and insofar as, under Dutch law or the laws of such other jurisdiction respectively those provisions must be applied irrespective of the chosen law.

(c)	Legal validity

Subject to the opinion given under (b) above the New Guarantee when duly executed by each party thereto would be treated by Dutch courts as constituting legal, valid, binding and enforceable obligations of the Dutch Company in accordance with its terms and the New Guarantee is in proper form for its enforcement in Dutch courts.

6.	This opinion is subject to the following qualifications:

(a)	This opinion is limited by all bankruptcy (faillissement), moratorium (surséance van betaling) or similar laws affecting creditors’ rights generally.

(b)

This opinion may be affected or limited by the provisions of fraudulent conveyance (actio Pauliana) (Article 42 et seq. Dutch Bankruptcy Act and section 3:45 of the Dutch Civil Code). These articles provide a remedy to creditors who may have been prejudiced

(benadeeld) as a consequence of the debtor entering into transactions that it was not under a legal obligation to so enter into.

(c)	As used in this opinion, the term enforceable means that the obligations referred to are of a type enforced by Dutch courts. It is not certain, however, that each such obligation will be enforced in accordance with its terms in every circumstance, the enforcement being subject, inter alia, to the nature of the available remedies. We do not express any opinion as to whether specific performance or injunctive relief would be available in respect of any obligations of the Dutch Company under the New Guarantee.

(d)	Under Dutch law, there is uncertainty as to whether the issuance of a guarantee by a company in order to secure the fulfilment of obligations of a third party that is not a direct or indirect wholly-owned subsidiary of that company, is or can be regarded to be in furtherance of the objects of that company and, consequently, whether such guarantee may be voidable on the basis of section 2:7 of the Dutch Civil Code. In determining whether the issuance of the guarantee is in furtherance of the objects of the company, it is important to take into account (a) the wording of the objects clause in the articles of association of the company and (b) whether the company derives or has derived certain commercial benefit from the transaction in respect of which the guarantee was issued.

With regard to (a), we note that the objects clause contained in the Articles includes a reference to the possibility for the Dutch Company to bind itself for the obligations of group companies and third parties. With regard to (b), we note that, if and to the extent that it is determined that there is an imbalance, to the disadvantage of the Dutch Company, between the value of the commercial benefit and the amount for which the guarantee is enforced, then irrespective of the wording of the objects clause in the Articles, the Dutch Company may contest the validity or enforceability of the guarantee and it is possible that such contestation will be honoured by the Dutch courts.

7.	In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands.

8.	This opinion is given exclusively in connection with the New Guarantee and for no other purpose. This opinion is given for the sole benefit of Ally Financial Inc and may not be relied upon by any other person except as required by law or regulation, provided that Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. It is further consented that the Prospectus, which is a part of the Registration Statement, will refer to Allen & Overy LLP under the caption ‘Validity of Securities’. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act.

Yours faithfully,

/s/ Allen & Overy LLP
Allen & Overy LLP

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